EQT Reports Second Quarter 2025 Results

PITTSBURGH, July 22, 2025 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the second quarter of 2025.

Second Quarter 2025 Results:
•Production: Sales volume of 568 Bcfe, at the high-end of guidance driven by strong well performance and compression project outperformance, underscoring continued synergy capture momentum from the Company's acquisition of Equitrans Midstream Corporation (the Equitrans Midstream Merger)
•Capital Expenditures: $554 million, 15% below the mid-point of guidance due to continued efficiency gains and midstream project optimization
•Realized Pricing: Differential in-line with mid-point of guidance despite much wider-than-expected local basis as tactical curtailment strategy continues to optimize value
•Operating Costs: Total per unit operating costs of $1.08 per Mcfe, below the low-end of guidance driven by lower-than-expected LOE and SG&A expense
•Cash Flow: Net cash provided by operating activities of $1,242 million; generated $240 million of free cash flow attributable to EQT,(1) after the impact of $134 million of net expense related to a securities class action settlement
•Balance Sheet: Exited the quarter with $8.3 billion total debt and $7.8 billion net debt,(1) with net debt down approximately $1.4 billion from year-end 2024
•Updated Guidance: Updating 2025 guidance to reflect Olympus Acquisition; increasing annual production guidance by 100 Bcfe, lowering full-year per-unit operating cost guidance by 6 cents per Mcfe with no change to 2025 capital spending as efficiency gains offset added Olympus activity

Recent Highlights:
•In-Basin Demand Growth: Working to finalize agreement to supply natural gas for the 800 MMcf/d Shippingport Power Station;(2) working to finalize agreement to supply natural gas and provide midstream infrastructure for the 665 MMcf/d Homer City Redevelopment project;(2) signed agreement to be the exclusive provider of midstream infrastructure for West Virginia’s first large-scale natural gas power plant; secured third-party gathering contract to expand Saturn pipeline system in West Virginia
•MVP Projects: Launched open season for MVP Boost project to provide 500 MMcf/d of incremental takeaway capacity into strong demand markets; advancing MVP Southgate project to provide 550 MMcf/d into the Carolinas
•Olympus Acquisition: Closed the acquisition (the Olympus Acquisition) of Olympus Energy’s upstream and midstream assets on July 1st; integration off to a fast start with the majority of operations expected to be integrated within the next 30 days

President and CEO Toby Z. Rice stated, "Second quarter results highlight a continuation of operational excellence and robust financial performance at EQT. Production was at the high-end of guidance, benefiting from strong well productivity and compression project outperformance. Capital spending came in well below the low-end of guidance, driven by another record-setting quarter for completion efficiency and lower well costs. EQT has generated approximately $3.7 billion of cumulative net cash provided by operating activities and nearly $2 billion of cumulative free cash flow attributable to EQT(1) over the past three quarters during which natural gas prices averaged $3.30 per MMBtu, underscoring the differentiated earnings power of our low-cost, integrated platform."

Rice continued, "We also announced multiple in-basin supply and midstream growth projects, taking a material step forward in our strategy to create low-risk pathways for value-enhancing sustainable growth. We are seeing tremendous momentum for in-basin natural gas power and data center demand and EQT is uniquely positioned to capitalize on this set up due to our production scale, inventory duration, world-class integrated infrastructure, investment grade credit ratings and low emissions credentials."

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)Final terms remain subject to negotiation of definitive agreements between the parties thereto.

Second Quarter 2025 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2025	2024	Change

Total sales volume (Bcfe)	568	508	60
Average realized price ($/Mcfe)	$2.81	$2.33	$0.48
Net income attributable to EQT	$784	$10	$774
Adjusted net income (loss) attributable to EQT (a)	$273	$(37)	$310
Diluted income per share (EPS)	$1.30	$0.02	$1.28
Adjusted EPS (a)	$0.45	$(0.08)	$0.53
Net income	$857	$9	$848
Adjusted EBITDA (a)	$1,158	$470	$688
Adjusted EBITDA attributable to EQT (a)	$1,033	$470	$563
Net cash provided by operating activities	$1,242	$322	$920
Adjusted operating cash flow (a)	$918	$405	$513
Adjusted operating cash flow attributable to EQT (a)	$794	$405	$389
Capital expenditures	$554	$576	$(22)
Capital contributions to equity method investments	$24	$—	$24
Free cash flow (a)	$340	$(171)	$511
Free cash flow attributable to EQT (a)	$240	$(171)	$411

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2025	2024	2025	2024

Gathering	$0.08	$0.59	$0.08	$0.58
Transmission	0.45	0.35	0.45	0.33
Processing	0.15	0.13	0.15	0.13
Lease operating expense (LOE)	0.09	0.09	0.08	0.09
Production taxes	0.07	0.08	0.08	0.08
Operating and maintenance (O&M)	0.10	0.03	0.09	0.03
Selling, general and administrative (SG&A)	0.14	0.13	0.15	0.13
Operating costs	$1.08	$1.40	$1.08	$1.37

Production depletion	$0.95	$0.90	$0.95	$0.90

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume (Mcfe).

Gathering expense per Mcfe decreased for the three months ended June 30, 2025 compared to the same period in 2024 due primarily to the Company's ownership of the gathering, transmission and storage assets acquired in the Equitrans Midstream Merger completed in the third quarter of 2024 and the Company's ownership of additional interest in gathering assets located in Northeast Pennsylvania acquired in the second quarter of 2024. In addition, gathering expense per unit decreased due to the Company's divestitures of assets in Northeast Pennsylvania completed during 2024 (the NEPA Non-Operated Asset Divestitures).

Transmission expense per Mcfe increased for the three months ended June 30, 2025 compared to the same period in 2024 due primarily to capacity charges on the Mountain Valley Pipeline (the MVP) and additional contracted capacity on the Transco pipeline, partly offset by capacity released in connection with the NEPA Non-Operated Asset Divestitures.

Processing expense per Mcfe increased for the three months ended June 30, 2025 compared to the same period in 2024 due primarily to increased production of gas requiring processing from wells turned-in-line during and subsequent to the second quarter of 2024.

O&M expense per Mcfe increased for the three months ended June 30, 2025 compared to the same period in 2024 as a result of the Company's operation of the gathering, transmission and storage assets acquired in the Equitrans Midstream Merger.

Production depletion expense per Mcfe increased for the three months ended June 30, 2025 compared to the same period in 2024 due to increased sales volume and higher annual depletion rate.

Liquidity
As of June 30, 2025, the Company had no borrowings outstanding under EQT Corporation's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's (Eureka Midstream) revolving credit facility, as of June 30, 2025 was $4.1 billion.

As of June 30, 2025, total debt and net debt(1) were $8.3 billion and $7.8 billion, respectively, compared to $9.3 billion and $9.1 billion, respectively, as of December 31, 2024.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2025 Outlook
The Company now expects total sales volume of 2,300 – 2,400 Bcfe in 2025, an increase of 100 Bcfe from its prior guidance. The Company is reducing its projected full-year 2025 per unit operating costs by 6 cents per Mcfe attributable to benefits from the Olympus Acquisition and upstream LOE outperformance. The Company reaffirms its total capital expenditures guidance of $2,300 – $2,450 million as efficiency gains offset activity adds related to the Olympus Acquisition. During 2025, the Company plans to turn-in-line (TIL) 95 – 120 net wells, including 24 – 36 net wells in the third quarter of 2025. Total sales volume in the third quarter of 2025 is expected to be 590 – 640 Bcfe.

2025 Guidance

Production	Q3 2025	Full Year 2025
Total sales volume (Bcfe)	590 – 640	2,300 – 2,400
Liquids sales volume, excluding ethane (Mbbl)	4,000 – 4,300	15,700 – 16,500
Ethane sales volume (Mbbl)	1,600 – 1,750	6,600 – 7,000
Total liquids sales volume (Mbbl)	5,600 – 6,050	22,300 – 23,500

Btu uplift (MMBtu/Mcf)	1.055 – 1.065	1.055 – 1.065

Average differential ($/Mcf)	($0.85) – ($0.75)	($0.70) – ($0.50)

Resource Counts
Top-hole rigs	1 – 2	2 – 3
Horizontal rigs	3 – 4	3 – 4
Frac crews	2 – 3	2 – 3

Third-party Midstream Revenue ($ Millions)	$130 – $155	$550 – $650

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.06 – $0.08	$0.07 – $0.09
Transmission	$0.40 – $0.42	$0.42 – $0.44
Processing	$0.13 – $0.15	$0.13 – $0.15
LOE	$0.10 – $0.12	$0.09 – $0.11
Production taxes	$0.06 – $0.08	$0.07 – $0.09
O&M	$0.09 – $0.11	$0.09 – $0.11
SG&A	$0.17 – $0.19	$0.16 – $0.18
Operating costs	$1.01 – $1.15	$1.03 – $1.17

Equity Method Investments and Midstream JV Noncontrolling Interest ($ Millions)
Distributions from Mountain Valley Pipeline, LLC (the MVP Joint Venture) and Laurel Mountain Midstream LLC (LMM)	$60 – $70	$230 – $255
Distributions to Pipebox LLC (the Midstream JV) Noncontrolling Interest (a)	$100 – $115	$350 – $380

Capital Expenditures and Capital Contributions ($ Millions)
Upstream maintenance	$390 – $440	$1,540 – $1,630
Midstream maintenance	$100 – $110	$280 – $300
Corporate & capitalized costs	$50 – $60	$190 – $200
Total maintenance capital expenditures	$540 – $610	$2,010 – $2,130
Strategic growth capital expenditures	$100 – $125	$290 – $320
Total capital expenditures	$640 – $735	$2,300 – $2,450

Capital contributions to equity method investments (b)	$20 – $30	$100 – $110

(a)Assumes Midstream JV cash distributions of 60% to third-party noncontrolling interest.
(b)Includes capital contributions to the MVP Joint Venture (including the MVP mainline, MVP Southgate and MVP Boost) and LMM.

Second Quarter 2025 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday July 23, 2025 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website at ir.eqt.com. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of July 15, 2025)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q3 2025 (a)	Q4 2025	2026
Hedged Volume (MMDth)	321	332	166
Hedged Volume (MMDth/d)	3.5	3.6	0.5
Swaps – Short
Volume (MMDth)	281	95	—
Avg. Price ($/Dth)	$3.26	$3.28	$—
Calls – Short
Volume (MMDth)	40	189	166
Avg. Strike ($/Dth)	$4.12	$5.34	$4.97
Puts – Long
Volume (MMDth)	40	237	166
Avg. Strike ($/Dth)	$3.22	$3.35	$3.55
Option Premiums
Cash Settlement of Deferred Premiums (millions)	$—	$(45)	$—

(a)July 1 through September 30.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, diluted EPS, net income, net cash provided by operating activities, total Production operating revenues, total debt, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

Adjusted Net Income Attributable to EQT and Adjusted EPS
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding.

As a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the Company has adjusted its non-GAAP measure of adjusted net income attributable to EQT. Beginning in the first quarter of 2025, adjusted net income attributable to EQT and the related non-GAAP financial measure of adjusted EPS are no longer adjusted for income from investments, distributions received from equity method investments or non-cash interest expense (amortization). Adjusted net income attributable to EQT and adjusted EPS presented in this news release for the comparative period have also been calculated based on the updated definition.

The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands, except per share amounts)
Net income attributable to EQT Corporation	$784,147	$9,517	$1,026,286	$113,005
Add (deduct):
Loss (gain) on sale/exchange of long-lived assets	2,990	(320,129)	3,221	(319,982)
Impairment and expiration of leases	3,254	37,659	5,915	46,868
Gain on derivatives	(719,964)	(61,333)	(41,045)	(167,844)
Net cash settlements (paid) received on derivatives	(101,364)	298,181	(193,350)	749,185
Premiums paid for derivatives that settled during the period	—	(4,925)	—	(39,594)
Other expenses (a)	147,105	26,310	153,731	49,162
Loss on debt extinguishment	5,889	1,837	17,569	5,286
Tax impact of non-GAAP items (b)	151,016	(23,892)	13,956	(108,834)
Adjusted net income (loss) attributable to EQT	$273,073	$(36,775)	$986,283	$327,252

Diluted weighted average common shares outstanding	602,924	441,968	602,896	444,893
Diluted EPS	$1.30	$0.02	$1.70	$0.25
Adjusted EPS	$0.45	$(0.08)	$1.64	$0.74

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities. In addition, other expenses included net expense related to a securities class action settlement of $133.7 million for both the three and six months ended June 30, 2025 and $17.5 million for both the three and six months ended June 30, 2024.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred by the Company had these items been excluded from net income attributable to EQT Corporation, which resulted in a blended tax rate of 22.8% and (106.7)% for the three months ended June 30, 2025 and 2024, respectively, and 25.9% and 33.7% for the six months ended June 30, 2025 and 2024, respectively. The blended tax rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

Adjusted EBITDA, Adjusted EBITDA Attributable to Noncontrolling Interests and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding net interest expense, income tax expense (benefit), depreciation, depletion and amortization, loss (gain) on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the third-party ownership interests in the Non-Wholly-Owned Consolidated Subsidiaries (defined below).

As a result of the Company's completion of the Equitrans Midstream Merger in July 2024, which meaningfully increased the Company's equity method investments, the Company adjusted its non-GAAP measure of adjusted EBITDA. Beginning in the third quarter of 2024, adjusted EBITDA was changed to include distributions received from equity method investments. In addition, as a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, beginning in the first quarter of 2025, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated results, and, therefore the Company began presenting adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA and adjusted EBITDA attributable to noncontrolling interests presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands)
Net income	$856,656	$9,239	$1,172,074	$112,302
Add (deduct):
Interest expense, net	105,668	55,720	223,237	110,091
Income tax expense (benefit)	235,615	(44,222)	314,283	(19,920)
Depreciation, depletion and amortization	623,471	465,982	1,244,246	952,732
Loss (gain) on sale/exchange of long-lived assets	2,990	(320,129)	3,221	(319,982)
Impairment and expiration of leases	3,254	37,659	5,915	46,868
Gain on derivatives	(719,964)	(61,333)	(41,045)	(167,844)
Net cash settlements (paid) received on derivatives	(101,364)	298,181	(193,350)	749,185
Premiums paid for derivatives that settled during the period	—	(4,925)	—	(39,594)
Other expenses (a)	147,105	26,310	153,731	49,162
Income from investments	(67,174)	(172)	(93,636)	(2,432)
Distributions from equity method investments	66,319	6,123	132,881	8,975
Loss on debt extinguishment	5,889	1,837	17,569	5,286
Adjusted EBITDA	1,158,465	470,270	2,939,126	1,484,829
(Deduct) add: Adjusted EBITDA attributable to noncontrolling interests (b)	(125,164)	148	(261,964)	444
Adjusted EBITDA attributable to EQT	$1,033,301	$470,418	$2,677,162	$1,485,273

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities. In addition, other expenses included net expense related to a securities class action settlement of $133.7 million for both the three and six months ended June 30, 2025 and $17.5 million for both the three and six months ended June 30, 2024.
(b)A non-GAAP financial measure. See below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

The Company consolidates its controlling equity interests in the Midstream JV, Eureka Midstream Holdings, LLC (Eureka Midstream Holdings) and Teralytic Holdings Inc. (Teralytic, and, together with the Midstream JV and Eureka Midstream Holdings, the Non-Wholly-Owned Consolidated Subsidiaries). The table below reconciles adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries and adjusted EBITDA attributable to noncontrolling interests with net income of the Non-Wholly-Owned Consolidated Subsidiaries, the most comparable financial measure as calculated in accordance with GAAP. The Company's management believes adjusted EBITDA attributable to noncontrolling interests provides useful information to investors regarding the impact of the third-party ownership interest in the Non-Wholly-Owned Consolidated Subsidiaries on the Company's financial condition and results of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands)
Non-Wholly-Owned Consolidated Subsidiaries:
Net income (loss)	$164,435	$(772)	$342,878	$(1,954)
Add (deduct):
Interest expense, net	3,381	—	7,272	—
Depreciation and amortization	30,842	359	61,844	718
Loss on sale/exchange of long-lived assets	302	—	349	—
Income from investments	(40,711)	—	(83,574)	—
Distributions from equity method investments	58,724	—	124,511	—
Adjusted EBITDA	216,973	(413)	453,280	(1,236)
(Deduct) add: Adjusted EBITDA of the Non Wholly-Owned Consolidated Subsidiaries attributable to EQT (a)	(91,809)	265	(191,316)	792
Adjusted EBITDA attributable to noncontrolling interests	$125,164	$(148)	$261,964	$(444)

(a)Adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries attributable to EQT is calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV, 60% ownership interest in Eureka Midstream Holdings and approximate 34% ownership interest in Teralytic. The Company believes that using its distribution share from the Midstream JV in the calculation of adjusted EBITDA of the Non-Wholly-Owned Consolidated Subsidiaries attributable to EQT best reflects the economic impact of the Company's investment in the Midstream JV on adjusted EBITDA and earnings trends.

Adjusted Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT, Free Cash Flow, Free Cash Flow Attributable to EQT and Unlevered Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Adjusted operating cash flow attributable to EQT is defined as adjusted operating cash flow less adjusted EBITDA attributable to noncontrolling interests excluding net interest expense attributable to noncontrolling interests. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to equity method investments. Free cash flow attributable to EQT is defined as adjusted operating cash flow attributable to EQT less accrual-based capital expenditures and capital contributions to equity method investments excluding the proportionate share of accrual-based capital expenditures and capital contributions to equity method investments attributable to the third-party ownership interests in the Non-Wholly-Owned Consolidated Subsidiaries. The Company's management believes adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

As a result of the Company's completion of the Equitrans Midstream Merger in July 2024, which meaningfully increased the Company's equity method investments, the Company adjusted its non-GAAP measure of free cash flow. Beginning in the third quarter of 2024, free cash flow was changed to exclude capital contributions to equity method investments. In addition, as a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated cash flows, and, therefore the Company began presenting free cash flow attributable to EQT. Free cash flow and free cash flow attributable to EQT presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes these measures provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The tables below reconcile adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,241,699	$322,045	$2,982,866	$1,477,708
(Increase) decrease in changes in other assets and liabilities	(323,821)	82,995	(398,220)	(122,127)
Adjusted operating cash flow (a)	917,878	405,040	2,584,646	1,355,581
Deduct:
Capital expenditures	(553,559)	(576,135)	(1,051,003)	(1,125,122)
Capital contributions to equity method investments	(24,101)	—	(42,047)	(2,608)
Free cash flow (a)	$340,218	$(171,095)	$1,491,596	$227,851

(a)Adjusted operating cash flow and free cash flow included net expense related to a securities class action settlement of $133.7 million for both the three and six months ended June 30, 2025 and $17.5 million for both the three and six months ended June 30, 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,241,699	$322,045	$2,982,866	$1,477,708
(Increase) decrease in changes in other assets and liabilities	(323,821)	82,995	(398,220)	(122,127)
Adjusted operating cash flow (a)	917,878	405,040	2,584,646	1,355,581
(Deduct) add:
Adjusted EBITDA attributable to noncontrolling interests (b)	(125,164)	148	(261,964)	444
Net interest expense attributable to noncontrolling interests	1,028	—	2,280	—
Adjusted operating cash flow attributable to EQT (c)	793,742	405,188	2,324,962	1,356,025
(Deduct) add:
Capital expenditures	(553,559)	(576,135)	(1,051,003)	(1,125,122)
Capital contributions to equity method investments	(24,101)	—	(42,047)	(2,608)
Capital expenditures attributable to noncontrolling interests	9,907	—	20,089	—
Capital contributions to equity method investments attributable to noncontrolling interests	13,587	—	23,123	—
Free cash flow attributable to EQT (a) (c)	$239,576	$(170,947)	$1,275,124	$228,295

(a)Adjusted operating cash flow and free cash flow attributable to EQT included net expense related to a securities class action settlement of $133.7 million for both the three and six months ended June 30, 2025 and $17.5 million for both the three and six months ended June 30, 2024.
(b)A non-GAAP financial measure. See above for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.
(c)Adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT are calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV, 60% ownership interest in Eureka Midstream Holdings and approximate 34% ownership interest in Teralytic. The Company believes that using its distribution share from the Midstream JV in the calculation of these measures best reflect the economic impact of the Company's investment in the Midstream JV on adjusted operating cash flow, free cash flow and earnings trends.

The tables below present adjusted operating cash flow, free cash flow, adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT for the quarters ended June 30, 2025, March 31, 2025 and December 31, 2024 as derived from the Statements of Condensed Consolidated Cash Flows to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and the Statement of Consolidated Cash Flows included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2024.

	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024

	(Thousands)
Net cash provided by operating activities	$1,241,699	$1,741,167	$756,276
(Increase) decrease in changes in other assets and liabilities	(323,821)	(74,399)	474,635
Adjusted operating cash flow (a)	917,878	1,666,768	1,230,911
Deduct:
Capital expenditures	(553,559)	(497,444)	(582,937)
Capital contributions to equity method investments	(24,101)	(17,946)	(60,245)
Free cash flow (a)	$340,218	$1,151,378	$587,729

(a)Adjusted operating cash flow and free cash flow included net expense related to a securities class action settlement of $133.7 million for the three months ended June 30, 2025.

	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024

	(Thousands)
Net cash provided by operating activities	$1,241,699	$1,741,167	$756,276
(Increase) decrease in changes in other assets and liabilities	(323,821)	(74,399)	474,635
Adjusted operating cash flow (a)	917,878	1,666,768	1,230,911
(Deduct) add:
Adjusted EBITDA attributable to noncontrolling interests (b)	(125,164)	(136,800)	(12,286)
Net interest expense attributable to noncontrolling interests	1,028	1,252	2,472
Adjusted operating cash flow attributable to EQT (c)	793,742	1,531,220	1,221,097
(Deduct) add:
Capital expenditures	(553,559)	(497,444)	(582,937)
Capital contributions to equity method investments	(24,101)	(17,946)	(60,245)
Capital expenditures attributable to noncontrolling interests	9,907	10,182	2,308
Capital contributions to equity method investments attributable to noncontrolling interests	13,587	9,536	—
Free cash flow attributable to EQT (a) (c)	$239,576	$1,035,548	$580,223
(a)Adjusted operating cash flow and free cash flow attributable to EQT included net expense related to a securities class action settlement of $133.7 million for the three months ended June 30, 2025.
(b)A non-GAAP financial measure. See above for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

(c)Adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT are calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV, 60% ownership interest in Eureka Midstream Holdings and approximate 34% ownership interest in Teralytic. The Company believes that using its distribution share from the Midstream JV in the calculation of these measures best reflect the economic impact of the Company's investment in the Midstream JV on adjusted operating cash flow, free cash flow and earnings trends.

Production Adjusted Operating Revenues
Production adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives; and, prior to the Equitrans Midstream Merger, was referred to as adjusted operating revenues) is defined as total Production operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and Production other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Production adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes Production other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Production adjusted operating revenues with total Production operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands, unless otherwise noted)
Total Production operating revenues	$2,420,542	$949,396	$3,989,825	$2,358,197
(Deduct) add:
Production gain on derivatives	(719,964)	(61,333)	(41,045)	(167,844)
Net cash settlements (paid) received on derivatives	(101,364)	298,181	(193,350)	749,185
Premiums paid for derivatives that settled during the period	—	(4,925)	—	(39,594)
Production other revenues	(79)	1,454	(3,554)	3,069
Production adjusted operating revenues	$1,599,135	$1,182,773	$3,751,876	$2,903,013

Total sales volume (MMcfe)	568,227	507,512	1,138,978	1,041,562
Average sales price ($/Mcfe)	$2.99	$1.75	$3.46	$2.11
Average realized price ($/Mcfe)	$2.81	$2.33	$3.29	$2.79

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings and senior notes. The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Condensed Consolidated Balance Sheets to be included in EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

	June 30, 2025	December 31, 2024

	(Thousands)
Current portion of debt (a)	$391,801	$320,800
Revolving credit facility borrowings (b)	282,000	150,000
Senior notes	7,641,236	8,853,377
Total debt	8,315,037	9,324,177
Less: Cash and cash equivalents	555,492	202,093
Net debt	$7,759,545	$9,122,084

(a)As of June 30, 2025, the current portion of debt included EQT Corporation's 3.125% senior notes. As of December 31, 2024, the current portion of debt included borrowings outstanding under Eureka Midstream's revolving credit facility. Eureka Midstream is a wholly-owned subsidiary of Eureka Midstream Holdings. See EQT Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further discussion.
(b)As of June 30, 2025, revolving credit facility borrowings included borrowings outstanding under Eureka Midstream's revolving credit facility. As of December 31, 2024, revolving credit facility borrowings included borrowings outstanding under EQT Corporation's revolving credit facility.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with production and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains, and certain statements made during the above referenced conference call will be, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release or made during the above referenced conference call specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding the Company's strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes; projected capital expenditures and per unit operating costs; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; the Company's plans, objectives, expectations, goals and projections relating to the Company's in-basin growth projects, including statements relating to the anticipated in-service dates, volume, duration, cost and investment returns thereof; the potential final terms and ability to enter into definitive agreements pertaining to in-basin growth projects, if at all, including the Shippingport Power Station and Homer City Redevelopment projects; the projected volumes, incremental capacity, geographic scope, timing of in-service and projected cost and investment returns of MVP Boost; the Company's ability to achieve the intended operational, financial and strategic benefits from any proposed and recently completed strategic transactions, including the Olympus Acquisition, and the anticipated synergies therefrom and the timing of integrating such assets and achieving such synergies, if at all; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release or made during the above referenced conference call involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company's hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company's ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company's joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company's business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions, including the Olympus Acquisition. These and other risks and uncertainties are described under the “Risk Factors” section and elsewhere in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2024 and other documents EQT Corporation subsequently files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT Corporation does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,700,499	$889,517	$3,945,226	$2,193,422
Gain on derivatives	719,964	61,333	41,045	167,844
Pipeline and other	137,256	1,662	311,298	3,514
Total operating revenues	2,557,719	952,512	4,297,569	2,364,780
Operating expenses:
Transportation and processing	389,116	543,067	767,325	1,088,248
Production	91,518	88,551	179,956	179,200
Operating and maintenance	53,983	13,636	101,280	25,306
Exploration	1,273	1,378	2,324	2,294
Selling, general and administrative	81,586	67,207	173,050	140,260
Depreciation, depletion and amortization	623,471	465,982	1,244,246	952,732
Loss (gain) on sale/exchange of long-lived assets	2,990	(320,129)	3,221	(319,982)
Impairment and expiration of leases	3,254	37,659	5,915	46,868
Other operating expenses	176,490	52,190	189,964	64,163
Total operating expenses	1,423,681	949,541	2,667,281	2,179,089
Operating income	1,134,038	2,971	1,630,288	185,691
Income from investments	(67,174)	(172)	(93,636)	(2,432)
Other income	(2,616)	(19,431)	(3,239)	(19,636)
Loss on debt extinguishment	5,889	1,837	17,569	5,286
Interest expense, net	105,668	55,720	223,237	110,091
Income (loss) before income taxes	1,092,271	(34,983)	1,486,357	92,382
Income tax expense (benefit)	235,615	(44,222)	314,283	(19,920)
Net income	856,656	9,239	1,172,074	112,302
Less: Net income (loss) attributable to noncontrolling interests	72,509	(278)	145,788	(703)
Net income attributable to EQT Corporation	$784,147	$9,517	$1,026,286	$113,005

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	599,221	441,968	598,574	440,714
Net income attributable to EQT Corporation	$1.31	$0.02	$1.71	$0.26

Diluted:
Weighted average common stock outstanding	602,924	444,921	602,896	444,893
Net income attributable to EQT Corporation	$1.30	$0.02	$1.70	$0.25

EQT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2025	December 31, 2024

	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$555,492	$202,093
Accounts receivable (less allowance for credit losses: $444 and $12,529)	817,402	1,132,608
Derivative instruments, at fair value	118,934	143,581
Income tax receivable	—	97,378
Prepaid expenses and other	139,508	139,019
Total current assets	1,631,336	1,714,679

Property, plant and equipment	45,260,546	44,505,504
Less: Accumulated depreciation and depletion	13,636,355	12,757,686
Net property, plant and equipment	31,624,191	31,747,818

Investments in unconsolidated entities	3,623,219	3,617,397
Net intangible assets	207,871	215,257
Goodwill	2,062,462	2,079,481
Other assets	517,669	455,623
Total assets	$39,666,748	$39,830,255

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$391,801	$320,800
Accounts payable	1,151,663	1,177,656
Derivative instruments, at fair value	194,823	446,519
Accrued interest	143,040	167,157
Other current liabilities	425,080	349,417
Total current liabilities	2,306,407	2,461,549

Revolving credit facility borrowings	282,000	150,000
Senior notes	7,641,236	8,853,377
Deferred income taxes	3,122,972	2,851,103
Asset retirement obligations and other liabilities	1,216,283	1,236,090
Total liabilities	14,568,898	15,552,119

Equity:
Common stock, no par value, shares authorized: 1,280,000, shares issued: 598,812 and 596,870	17,999,758	18,014,711
Retained earnings	3,425,732	2,585,238
Accumulated other comprehensive loss	(2,230)	(2,321)
Total common shareholders' equity	21,423,260	20,597,628
Noncontrolling interest in consolidated subsidiaries	3,674,590	3,680,508
Total equity	25,097,850	24,278,136
Total liabilities and equity	$39,666,748	$39,830,255

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2025	2024

	(Thousands)
Cash flows from operating activities:
Net income	$1,172,074	$112,302
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense (benefit)	304,878	(22,583)
Depreciation, depletion and amortization	1,244,246	952,732
Loss (gain) on sale/exchange of long-lived assets	3,221	(319,982)
Impairments	5,915	46,868
Income from investments	(93,636)	(2,432)
Loss on debt extinguishment	17,569	5,286
Share-based compensation expense	28,535	22,650
Distributions from equity method investments	132,881	8,975
Other	3,358	8,317
Gain on derivatives	(41,045)	(167,844)
Net cash settlements (paid) received on derivatives	(193,350)	749,185
Net premiums paid on derivatives	—	(37,893)
Changes in other assets and liabilities:
Accounts receivable	295,699	238,579
Accounts payable	10,253	(47,115)
Income tax receivable and payable	97,378	1,724
Other current assets	(1,459)	(61,143)
Other items, net	(3,651)	(9,918)
Net cash provided by operating activities	2,982,866	1,477,708
Cash flows from investing activities:
Capital expenditures	(1,049,289)	(1,092,633)
Cash paid for acquisitions, net of cash acquired	(100,167)	(237,755)
Net cash (paid) received for sale/exchange of assets	(6,284)	453,864
Capital contributions to equity method investments	(42,047)	(2,608)
Other investing activities	(245)	(80)
Net cash used in investing activities	(1,198,032)	(879,212)
Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	2,234,000	314,000
Repayment of revolving credit facility borrowings	(2,422,800)	(267,000)
Proceeds from issuance of debt	—	750,000
Proceeds from net settlement of Capped Call Transactions	—	93,290
Debt issuance costs	(7,238)	(8,511)
Repayment and retirement of debt	(813,017)	(1,355,183)
Premiums paid on debt extinguishment	(24,802)	(1,178)
Dividends paid	(188,372)	(138,963)
Distributions to noncontrolling interest	(151,954)	—
Cash paid for taxes to net settle share-based incentive awards	(53,253)	(34,413)
Other financing activities	(3,999)	(1,541)
Net cash used in financing activities	(1,431,435)	(649,499)
Net change in cash and cash equivalents	353,399	(51,003)
Cash and cash equivalents at beginning of period	202,093	80,977
Cash and cash equivalents at end of period	$555,492	$29,974

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	534,441	474,075	1,070,779	973,349
NYMEX price ($/MMBtu)	$3.43	$1.92	$3.54	$2.09
Btu uplift	0.20	0.10	0.19	0.12
Natural gas price ($/Mcf)	$3.63	$2.02	$3.73	$2.21

Basis ($/Mcf) (a)	$(0.75)	$(0.49)	$(0.38)	$(0.31)
Cash settled basis swaps ($/Mcf)	—	(0.19)	(0.04)	(0.11)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.75)	$(0.68)	$(0.42)	$(0.42)
Average adjusted price ($/Mcf)	$2.88	$1.34	$3.31	$1.79
Cash settled derivatives ($/Mcf)	(0.19)	0.82	(0.13)	0.84
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.69	$2.16	$3.18	$2.63
Natural gas sales, including cash settled derivatives	$1,438,682	$1,025,694	$3,400,873	$2,563,560

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	22,475	20,408	43,347	41,140
Sales volume (Mbbl)	3,745	3,401	7,224	6,856
NGLs price ($/Bbl)	$35.86	$37.95	$40.02	$39.78
Cash settled derivatives ($/Bbl)	(0.22)	(0.51)	(0.70)	(0.25)
Average NGLs price, including cash settled derivatives ($/Bbl)	$35.64	$37.44	$39.32	$39.53
NGLs sales, including cash settled derivatives	$133,488	$127,361	$284,023	$271,092
Ethane:
Sales volume (MMcfe) (b)	9,432	11,182	20,602	22,552
Sales volume (Mbbl)	1,573	1,864	3,434	3,759
Ethane price ($/Bbl)	$6.85	$5.71	$8.69	$6.15
Ethane sales	$10,775	$10,640	$29,829	$23,102
Oil:
Sales volume (MMcfe) (b)	1,879	1,847	4,250	4,521
Sales volume (Mbbl)	313	308	708	754
Oil price ($/Bbl)	$51.70	$61.96	$52.45	$60.06
Oil sales	$16,190	$19,078	$37,151	$45,259

Total liquids sales volume (MMcfe) (b)	33,786	33,437	68,199	68,213
Total liquids sales volume (Mbbl)	5,631	5,573	11,366	11,369
Total liquids sales	$160,453	$157,079	$351,003	$339,453

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,599,135	$1,182,773	$3,751,876	$2,903,013
Total sales volume (MMcfe)	568,227	507,512	1,138,978	1,041,562
Average realized price ($/Mcfe)	$2.81	$2.33	$3.29	$2.79

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Production adjusted operating revenues, a non-GAAP supplemental financial measure.